Exhibit 23(a) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the inclusion and incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (Form S-2 No. 333-104548) and related prospectus of our reports dated March 18, 2005, with respect to the consolidated financial statements and schedules of ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company) as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

Atlanta, Georgia
April 6, 2005